Exhibit 99.2
Under Armour: 3Q15 Earnings Call, October 22, 2015 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time reviewing our third quarter results, followed by our updated outlook for 2015 and our preliminary thoughts on 2016.

Our net revenues for the third quarter of 2015 increased 28% to $1.20 billion. On a currency neutral basis, net revenues increased 31% for the period.

Within our product categories, we grew Apparel net revenues 23% to $866 million compared to $705 million in the prior year's quarter. From a product perspective, our new Armour baselayer and expanded innovation platforms like Storm and ColdGear Infrared were key stories during the third quarter, while in sport categories, we saw significant growth in Golf and Outdoor.

Third quarter Footwear net revenues increased 61% to $196 million from $122 million in the prior year. Our strength in Footwear remains broad-based, including our largest categories of Running and Basketball and extending to some of our newer categories such as Hiking and Global Football. Key products included our latest addition to the SpeedForm platform with the SpeedForm Fortis running shoe, as well as additional Curry 1 basketball styles ahead of the Curry 2 launch this weekend.

Our Accessories net revenues during the third quarter increased 22% to $104 million from $85 million last year, primarily driven by strong consumer demand for our line of bags.

Our global Direct-to-Consumer net revenues increased 28% for the quarter, representing approximately 26% of net revenues. We continue to be encouraged by the success we are seeing with our 2015 Brand House openings. From a global standpoint, we ended the third quarter with 173 owned stores including 144 Factory House stores and 29 Brand House stores.

In E-Commerce, we launched six new country websites during the quarter bringing our total to 24 global sites. We continue to utilize more targeted, effective communication to our consumers and traffic remains strong benefiting from the remarkable 2015 success of our sports marketing assets. While very early in its evolution, we were also encouraged by some of our efforts to generate traffic to our E-Commerce sites from our Connected Fitness community.

Looking at our regions, North America net revenues increased 25% to $1.1 billion in the third quarter compared to $848 million in the prior year's quarter. On a currency neutral basis, North America net revenues increased 26% based primarily on the drivers I just highlighted. International net revenues increased 52% to $130 million in the third quarter and represented 11% of total net revenues. On a currency neutral basis, International net revenues increased 68% for the period.

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In the EMEA region, we remain focused on core markets with our largest two countries, the U.K. and Germany, contributing the strongest growth during the period. Our E-Commerce strategy has also played a key role in broadening our reach and awareness in the region as we have launched 9 new local sites year-to-date.

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In Asia-Pacific, the growth of our own DTC combined with partner store expansion continues to drive our business. The recent Stephen Curry tour and opening of our largest international brand house in Shanghai have helped drive strong demand for our brand.

•	And in Latin America, we continue to see balanced growth throughout the region following our market entry into many of these countries during 2014.

Moving on to margins, third quarter gross margins contracted 80 basis points to 48.8% compared to 49.6% in the prior year's period. The following factors were the primary drivers during the quarter.

•	First, the continued strength of the US Dollar negatively impacted gross margin by approximately 90 basis points versus the prior year.

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Second, sales mix negatively impacted gross margin by approximately 50 basis points in the third quarter versus the prior year primarily driven by the continued strong performance of our Footwear business.

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Also, our on-going focus on better flow of product to service our business resulted in higher freight expenses which negatively impacted gross margin by approximately 20 basis points in the quarter versus the prior year.

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Partially offsetting this margin pressure, we continued to see favorable product margins in both our North America and International businesses which benefited gross margin by approximately 90 basis points in the third quarter.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 60 basis points to 34.6% in the third quarter of 2015 from 34.0% in the prior year's period. SG&A details for the third quarter are as follows:

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Marketing costs increased to 10.7% of net revenues for the quarter from 10.6% in the prior year period, reflecting higher marketing associated with our Connected Fitness business and our most recent global marketing campaigns for training and global football.

•	Other SG&A costs increased to 23.9% of net revenues for the quarter from 23.4% in the prior year, driven primarily by our Connected Fitness business and investments in our global Brand House strategy.

Operating income for the third quarter increased 17% to $171 million compared with $146 million in the prior year period.

Interest and other expense for the third quarter increased to $7 million compared with $5 million in the prior year period, primarily reflecting increased interest expense associated with the financing of our Connected Fitness acquisitions. Our third quarter tax rate of 38.8% was unfavorable to the 36.9% rate last year, primarily driven by non-deductible costs associated with our Connected Fitness acquisitions as well as increased losses in our newer Latin American businesses, partially driven by strengthening of the U.S. dollar.

Our third quarter net income increased 13% to $100 million compared to $89 million in the prior year period, while our diluted earnings per share increased to $0.45 from $0.41 in the prior year's period.

On the balance sheet, total cash and cash equivalents for the quarter decreased 36% to $159 million compared with $249 million at September 30, 2014. Inventory for the quarter increased 36% to $867 million compared to $637 million at September 30, 2014. Total debt increased to $905 million as compared to $192 million at September 30, 2014, primarily reflecting the financing of our Connected Fitness acquisitions.

Looking at our cash flows, our investment in capital expenditures was $71 million for the third quarter compared to $26 million in the prior year's period, driven primarily by our investments in our global headquarters in Baltimore and our global retail strategy.

Now moving onto our updated 2015 guidance. Based on current visibility, we expect 2015 net revenues of approximately $3.91 billion, representing growth of 27%, and 2015 operating income of approximately $408 million, representing growth of 15%.

As we have highlighted on our last earnings call in July and during our recent Investor Day, we believe the decisions we make on where, when and how much we invest are a key driver of our success to-date and it is our job to deliver both near and long-term value while simultaneously investing in our growth. In a year where we have seen unprecedented success from our athletes on a global scale, we believe the investments we are making today will help fuel our growth for years to come. As Kevin mentioned earlier, we have abundant opportunities that we are investing in to drive our long-term top-line growth. With so many areas that require investment, we continue to be focused on driving operating income dollars and not necessarily operating margin. This is why we have now raised our 2015 net revenues guidance by a cumulative $150 million since January, while at the same time maintaining the high-end of our operating income target at $408 million. We are committed to a certain level of investment back into our business and will continue to be opportunistic if and when possible during the fourth quarter.

As a reminder, our operating income guidance continues to include the dilutive impact of the Connected Fitness acquisitions consisting of one-time transaction costs in the first quarter, operating losses from these businesses, and non-cash amortization charges of the intangible assets generated from the acquisitions.

Below operating results, we continue to expect a full year effective tax rate of approximately 41% compared to 39.2% in the prior year, primarily given the strengthening of the U.S. dollar which continues to negatively impact our international profitability.

Now I would also like to provide additional color on several items pertaining to the fourth quarter.

Starting with Revenues. We believe we are well positioned to execute heading into the holidays as our investments in service are paying off in fresher, cleaner assortments across our distribution. As we expand our innovation stories like ColdGear Infrared and Storm across our sports categories, we also believe we are more diversified in our solutions for the athlete. Supported by the launch of Curry 2 basketball shoes, we expect Footwear growth will continue to outpace the growth rate for our overall business during the fourth quarter.

Our gross margin rate is now expected to decline by approximately 100 basis points during the fourth quarter. Some of the same themes impacting our business the past few quarters will extend into the fourth quarter, including pressure from the continued strength of the US Dollar, higher freight costs, and a higher mix of Footwear revenues. While higher than planned, the latter two factors are also key in our increased top line guidance for the year. In addition to these factors, driven by the recent higher growth rates in our Footwear business, we are now planning higher excess Footwear liquidation sales as part of our normal inventory management process, which will negatively impact gross margin in the fourth quarter. Partially offsetting these factors, we anticipate that we will continue to see improvements in our product margins.

In SG&A, we expect a lower rate of spend for the fourth quarter due to the timing of marketing spend, while other SG&A is expected to grow approximately in line with our net revenues growth as we continue with our planned investments in areas to support our long-term growth including Connected Fitness, international, and Footwear. Also, as I mentioned earlier, we will remain opportunistic in investing incremental dollars during the fourth quarter in the event of more favorable than planned net revenues or gross margin rate.

Switching over to Inventory. As we outlined at our Investor Day, over the next few quarters we are focused on delivering our products to our consumers more timely, specifically on key seasonal floor set dates. We anticipate this will result in elevated inventory growth rates over this period to flow product earlier.

Finally on Capital Expenditures. Based on our current visibility, we are now planning capital expenditures in the range of $350 million to $360 million for 2015, including approximately $140 million allocated across three areas to support long-term growth with our new domestic distribution center, the expansion of our corporate headquarters in Baltimore and initial investments in our new and expanded SAP platform. In addition, we have accelerated investments in key areas to drive revenue growth including the roll-out of our global retail strategy and new E-Commerce sites.

Before we turn it over to Q&A, we would also like to provide you with our preliminary outlook for 2016. Based on our current visibility, we are planning 2016 net revenues to grow at approximately 25% and 2016 operating income to grow at approximately 23%. Both of these measures are in-line with our long-term growth targets we established at our Investor Day last month.

We will provide further color on 2016 during our earnings call in January.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.